EXHIBIT 2(b)


                              Marker International
                              1070 West 2300 South
                           Salt Lake City, Utah  84119

                              June 11, 1996

Mr. Lucio Roffi
DNR Sportsystem Ltd.
Muhlebachstrasse 32
CH-8032 Zurich
Switzerland

Dear Lucio:

        Reference is made to that certain Share Purchase and Shareholders Agreement between Gregor Furrer & Partner Holding AG, Marker International and you, dated June 11, 1996 (the "Purchase Agreement"). Unless otherwise indicated, defined terms in this Letter Agreement shall have the meanings ascribed to them in the Purchase Agreement.

        The purpose of this Letter Agreement is to confirm in writing our understanding pursuant to which you have agreed to sell and Marker has agreed to purchase 60 DNR-shares for a purchase price of CHF 73,241.41 per share. The total purchase price for the shares being sold and purchased pursuant to this Letter Agreement is CHF 4,394,484.60.

        The 60 DNR-shares being sold and purchased pursuant to this Letter Agreement are in addition to the 105 DNR-shares you are selling pursuant to the Purchase Agreement.

        The terms and provisions of the Purchase Agreement shall apply to the purchase and sale pursuant to this Letter Agreement mutatis mutandis.
                                                    ------- --------

        Please confirm your agreement by signing the attached copy of this Letter Agreement and returning it to me.

                              Very truly yours,

                              MARKER INTERNATIONAL


                              By: /s/ Henry Tauber
                                 -----------------------------
                                 Henry Tauber
                                 Chairman and CEO
Agreed to this 11 day
of June, 1996

/s/ Lucio Roffi
- -----------------------
Lucio Roffi